UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

Solicitation/Recommendation Statement

Under Section 14(d)(4) of the Securities Exchange Act of 1934

PHX Minerals Inc.

(Name of Subject Company)

PHX Minerals Inc.

(Name of Persons Filing Statement)

Common Stock, $0.01666 par value per share

(Title of Class of Securities)

698477106

(CUSIP Number of Class of Securities)

Chad L. Stephens

President and Chief Executive Officer

PHX Minerals Inc.

1320 South University Drive, Suite 720

Fort Worth, TX 76107

(405) 948-1560

(Name, address, and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

With a copy to:

Robert J. Mittman, Esq.

Brad L. Shiffman, Esq.

Blank Rome LLP

1271 Avenue of the Americas

New York, NY 10020

(212) 885-5000

Ralph D’Amico

Chief Financial Officer

PHX Minerals Inc.

1320 South University Drive, Suite 720

Fort Worth, TX 76107

(405) 948-1560

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.02, 8.01 and 9.01 of the Current Report on Form 8-K filed by PHX Minerals Inc., a Delaware corporation, on May 12, 2025 (including all exhibits attached thereto and incorporated therein by reference) is incorporated herein by reference.